Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Steven Sipowicz

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Reports Fourth Quarter

and 2009 Year End Results

Fourth Quarter Revenue of $15.5 Million, up 11% Sequentially;

Tax Benefit Improves Fourth Quarter EPS Loss to 4 Cents

PORTLAND, Ore.— February 9, 2010—Cascade Microtech (NASDAQ:CSCD) today reported financial results for the fourth quarter and year ended December 31, 2009.

Fourth quarter results include:

•	Revenue of $15.5 million, up 11% over Q3 of 2009 and up 1% over Q4 of 2008

•	Net loss of $0.5 million or $0.04 per share for Q409, compared to a net loss of $1.4 million or $0.11 per share for Q309

•	Fourth quarter results include $2.7 million tax benefit reflecting tax law changes

•	Cash and investment balances decreased by $1.5 million to $33.6 million

•	Results do not include the acquisition of Suss MicroTech Test Systems division announced on January 27, 2010.

“During the fourth quarter, we saw an increase in bookings and revenues to levels last seen in 2008. Our focus in 2010 is on achieving continued revenue growth and leveraging our earnings model,” said Dr. F. Paul Carlson, Chairman and CEO of Cascade Microtech. “Our previously announced acquisition of the Suss MicroTech Test Systems division in January is a key strategic move for Cascade Microtech which strengthens our product portfolio and should enable us to leverage the combined resources and competencies in 2010 and beyond.”

Revenue for the fourth quarter of 2009 was $15.5 million, up 11% from $14.0 million in the third quarter of 2009 and up 1% from $15.4 million in the fourth quarter of 2008. Net loss for the fourth quarter of 2009 was $0.5 million and loss per share was $0.04, compared to a net loss of $1.4 million and loss per share of $0.11 for the third quarter of 2009. The loss for the fourth quarter of 2008 was $31.4 million, which included a non-cash impairment charge of $27.7 million.

Financial Outlook

Based on the current backlog, anticipated bookings and the current market environment, Cascade anticipates that first quarter 2010 revenues, which includes anticipated revenues from the acquisition of Suss MicroTech Test Systems division from the acquisition date will be in the range of $19.0 million to $23.0 million.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on February 9, 2010, to discuss its results for the fourth quarter and year ended December 31, 2009.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EST at this same internet address. (For a telephone replay available after 8 p.m. EST dial: 888-286-8010, international: 617-801-6888, passcode: 51263034)

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the first quarter of 2010 and the comments by Dr. Carlson are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of the acquired business; the potential failure of the expected market opportunity to materialize; the potential inability to realize expected benefits and synergies; potential diversion of management’s attention from our existing business as well as that of the acquired business; potential adverse effects on relationships with our existing suppliers, customers or partners and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical and mechanical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, biological structures, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge semiconductor production test products include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year to Date Ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008
				2009	2008
Sales	$15,485	$13,971	$15,387	$53,541	$76,561
Cost of sales	9,913	8,478	10,544	33,840	44,477

Gross profit	5,572	5,493	4,843	19,701	32,084

Operating expenses:
Research and development	2,466	2,095	2,433	8,372	10,473
Selling, general and administrative	6,172	4,971	7,341	21,724	29,311
Amortization of purchased intangibles	132	144	582	567	2,461
Impairment charges	-	-	27,701	-	27,701

Total operating expenses	8,770	7,210	38,057	30,663	69,946

Loss from operations	(3,198)	(1,717)	(33,214)	(10,962)	(37,862)

Other income (expense):
Interest income, net	45	68	151	314	862
Other, net	(18)	226	272	93	176

Total other income (expense)	27	294	423	407	1,038

Loss before income taxes	(3,171)	(1,423)	(32,791)	(10,555)	(36,824)

Income tax benefit	2,682	4	1,379	2,906	2,247

Net loss	$(489)	$(1,419)	$(31,412)	$(7,649)	$(34,577)

Basic and diluted net loss per share	$(0.04)	$(0.11)	$(2.39)	$(0.57)	$(2.65)

Shares used in basic and diluted per share calculations	13,405	13,325	13,142	13,319	13,071

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$19,471	$3,750
Marketable securities	13,383	28,795
Accounts receivable, net	10,877	12,801
Inventories	16,624	19,079
Prepaid expenses and other	763	1,367
Income taxes receivable	2,589	1,003
Deferred income taxes	13	99
Assets held for sale	-	400

Total current assets	63,720	67,294

Long-term investments	750	2,465
Fixed assets, net	12,010	13,580
Purchased intangible assets, net	1,858	2,425
Deferred income taxes	220	237
Other assets	2,386	2,455

	$80,944	$88,456

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$11	$19
Accounts payable	3,765	4,110
Deferred revenue	1,071	1,120
Accrued liabilities	2,087	3,776

Total current liabilities	6,934	9,025

Capital leases, net of current portion	29	62
Deferred revenue	56	313
Other long-term liabilities	2,540	2,356

Total liabilities	9,559	11,756

Stockholders’ equity:
Common stock	85,719	83,345
Unrealized holding gain on investments	29	69
Accumulated deficit	(14,363)	(6,714)

Total stockholders’ equity	71,385	76,700

	$80,944	$88,456